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For immediate release                                 Mitchell Brown
December 19, 2004                                     610-613-0254

            KRAMONT ANNOUNCES DEFINITIVE AGREEMENT TO BE ACQUIRED FOR
                             $23.50 PER COMMON SHARE
   --TRANSACTION REFLECTS AN ENTERPRISE VALUE OF APPROXIMATELY $1.25 BILLION--

     Plymouth Meeting, Penn. December 19, 2004--Kramont Realty Trust (NYSE:KRT) announced today that it has entered into an Agreement and Plan of Merger providing for the merger of the Company into Centro Watt America REIT III L.L.C., an affiliate of Melbourne, Australia-based Centro Properties Limited (ASX:CNP). Simultaneously, other affiliates of Centro will be merged into Kramont Operating Partnership, L.P. and Montgomery CV Realty L.P. (the "Operating Partnerships"). The transaction is expected to close during the first quarter of 2005.

     In the transaction, which was unanimously approved by Kramont's Board of Trustees, holders of the outstanding shares of Kramont and outstanding limited partnership units ("OP Units") of the Operating Partnerships will receive:

            $23.50 per Common Share and per OP Unit.

            Either one series B-1 preferred share in Centro Watt America REIT III L.L.C., or, under certain circumstances, $25.00, plus accrued and unpaid dividends, per Series B-1 Preferred Share (NYSE:KRTPR). Holders of each Series B-1 Preferred Share are currently entitled to convert such Share into Kramont Common Shares.

            $25.00 (the liquidation preference), plus accrued and unpaid dividends, per Series E Cumulative Preferred Share (NYSE:KRTPRE).

Assuming a $23.50 price per Common Share, the acquisition would provide a premium of approximately 17% over Kramont's closing Common Share price of $20.08 on December 17, 2004.

     The agreement calls for the payment of the previously announced regular quarterly distributions on Kramont's Common and Preferred Shares to shareholders of record as of January 3, 2005 and December 28, 2004, respectively and payment of declared distributions to holders of record of OP Units as of January 3, 2005. The amount of any subsequent distributions will be deducted from the price paid for Common Shares and OP Units.

     The transaction is subject to the approval of Kramont's Common and Series B-1 shareholders voting together and customary closing conditions. Cohen &


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Steers Capital Advisors, LLC acted as financial advisor to Kramont and Legg
Mason Wood Walker, Incorporated rendered a fairness opinion to Kramont's Board in connection with the transaction.

     "This transaction offers a very attractive premium to our shareholders," stated Louis P. Meshon, Sr., president and chief executive officer of Kramont. "Centro is a very well-respected organization with the wherewithal to complete the transaction and fund the forward operations of the company, including its obligations into the future."

     "Kramont's portfolio of neighborhood and community shopping centers on the East Coast of the United States combined with its experienced and highly regarded management team attracted us to the company," stated Andrew Scott, chief executive officer of Centro. "We, along with our joint venture partner, Watt Commercial Properties, look forward to continuing and expanding upon Kramont's excellent track record."

                                  ABOUT CENTRO

     Centro Properties Group is a retail property investment and services organization (covering property, development and funds management services) that is customer focused, value adding and team based.

     Through its continuous program of strong and strategic growth Centro has become one of Australia's leading property owners and managers with a managed retail property portfolio valued in excess of $5.2 billion and a market capitalization of $3.0 billion. Centro holds ownership interests in 130 shopping centers across main population areas in all states of Australia; with gross leasable area of over 20 million square feet. In addition, Centro currently owns and manages, in conjunction with its joint venture partner Watt Commercial Properties, 17 retail properties in the US with a total leasable area of 3.9 million square feet.

                                  ABOUT KRAMONT

     Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisitions, leasing, development and management. The company owns, operates, manages and has under development 93 properties encompassing nearly
12.6 million square feet of leasable space in 16 states. Nearly 80 percent of Kramont's centers are grocery, drug or value retail anchored. For more information, please visit WWW.KRAMONT.COM.

     This communication is not a solicitation of a proxy or consent from any security holder of Kramont Realty Trust, and it will be filing with the Securities and Exchange Commission a proxy statement to be mailed to security holders and other relevant documents concerning the planned merger involving Kramont Realty Trust and Centro Watt America REIT III LLC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC will be available free of charge from Kramont Realty Trust, Investor Relations, 580 West Germantown Pike, Suite 200, Plymouth Meeting, PA 19462.

     The respective directors and executive officers of Kramont Realty Trust and other persons may be deemed to be participants in the solicitation of proxies or consents in respect of the proposed merger. Information regarding Kramont Realty Trust's directors and executive officers is available in its proxy statement filed with the SEC by Kramont Realty Trust on April 8, 2004. Other information regarding the participants in the proxy or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant material to be filed with the SEC when they become available.

                              SAFE HARBOR STATEMENT

Certain statements contained in this press release that are not related to historical results, are forward-looking statements, such as anticipated transactions and merger effective times. The matters referred to in forward-looking statements are based on assumptions and expectations of future events which may not prove to be accurate and which could be affected by the risks and uncertainties involved in merger transactions or in the Company's business many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future events or performance and that actual events or results may differ materially from those projected and implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, some or all of the conditions of the Transaction not being met, as well as certain other risks described in the Company's Form 10-K. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere described in the Company's Form 10-K and in other reports we filed with Securities and Exchange Commission.

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